Exhibit 99.1

February 4, 2025
The AZEK Company Announces First Quarter Fiscal 2025 Results; Raises Full-Year Fiscal 2025 Net Sales and Adjusted EBITDA Outlook
Solid First Quarter Performance Driven by Strong Double-Digit Residential Sell-Through Growth Year Over Year

FIRST QUARTER FISCAL 2025 FINANCIAL HIGHLIGHTS
•Consolidated Net Sales increased 19% year-over-year to $285.4 million
•Residential Segment Net Sales increased 22% year-over-year to $272.0 million
•Gross profit margin of 36.3%; Adjusted Gross Profit Margin of 37.4%
•Net Income decreased 28% year-over-year to $18.1 million reflecting the prior year gain on sale from the divestiture of Vycom; EPS decreased $0.05 year-over-year to $0.12 per share; Net profit margin compressed 420 basis points year-over-year to 6.3%
•Adjusted Net Income, which excludes the Vycom divestiture gain on sale in the prior year, increased 67% year-over-year to $25.1 million; Adjusted Diluted EPS increased $0.07 year-over-year to $0.17 per share
•Adjusted EBITDA increased 20% year-over-year to $65.9 million; Residential Segment Adjusted EBITDA increased 24% year-over-year to $64.4 million; Adjusted EBITDA Margin expanded 30 basis points year-over-year to 23.1%

RAISING FISCAL YEAR 2025 OUTLOOK
AZEK provides certain of its outlook on a non-GAAP basis, as the Company cannot predict some elements that are included in reported GAAP results, including the impact of acquisition costs and other costs. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.
•Expecting consolidated net sales between $1.52 to $1.55 billion (vs. $1.51 to $1.54 billion prior), representing approximately 5% to 8% year-over-year growth, assuming a relatively flat repair & remodel market and mid-single digit Residential sell through growth for the remainder of the year
•Adjusted EBITDA is expected to be in the range of $403 to $418 million (vs. $400 to $415 million prior), representing an increase of 6% to 10% year-over-year

Chicago, Ill. (BUSINESS WIRE) – The AZEK Company Inc. (NYSE: AZEK) (“AZEK” or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® Decking and Railing, Versatex® and AZEK® Trim and StruXure® pergolas, today announced financial results for its fiscal first quarter ended December 31, 2024.

CEO COMMENTS
“The AZEK team delivered another strong quarter of growth from our initiatives and disciplined operational execution,” said AZEK CEO Jesse Singh. “Our Residential segment grew net sales by 22% year-over-year driven by double digit sell-through growth in the quarter and expanded market presence across our Deck, Rail & Accessories and Exteriors product categories. Our focus on wood conversion, product innovation, improving the consumer journey, brand and channel expansion continues to drive our success and our market outperformance. AZEK's multi-year track record of success would not be possible without the dedication, collaboration, and support of our team members and business partners,” continued Mr. Singh.
“Our 2025 new product launches continue to generate excitement from our contractor and dealer partners, including TimberTech Fulton Rail®, TimberTech Reliance RailTM, Versatex XCEEDTM siding and TrimLogicTM – an exterior trim product made with up to 95% recycled PVC material. During the quarter, we invested in and began ramping up production of these products, modestly impacting our margins during the quarter. We expect these investments to continue during our second quarter as we scale and position these exciting new platforms to drive future growth. The breadth, depth, value and innovation of products across our portfolio continue to unlock new channel and dealer opportunities for AZEK, increasing our material conversion away from wood and expanding our market presence,” said Mr. Singh.
“TimberTech decking remains a cornerstone of our business growth and a brand that continues to gain momentum and relevance as a leader in outdoor living. In December, TimberTech was named one of Fast Company’s 2024 Brands That Matter in the Benchmark Brands category. This prestigious recognition celebrates TimberTech’s success in marketing its innovative decking and railing products in ways that resonate deeply with consumers, redefining expectations around outdoor living,” stated Mr. Singh.
“We are also excited to celebrate the 25th anniversary of AZEK Trim, the product that pioneered the PVC trim category. For 25 years, it has set the standard for durability, low maintenance, and design flexibility—offering a superior alternative to wood and other materials. Today, we continue to lead with innovative, sustainable solutions across our entire portfolio as we seek to revolutionize the industry. At the same time, we remain disciplined in our financial priorities of delivering profitable double-digit net sales growth, investing in the future, and creating long-term value for our shareholders,” continued Mr. Singh.

FIRST QUARTER FISCAL 2025 CONSOLIDATED RESULTS
Net sales for the three months ended December 31, 2024 increased by $45.0 million, or 19%, to $285.4 million from $240.4 million for the three months ended December 31, 2023. The increase was primarily due to higher sales volume in our Residential segment attributable to strong consumer demand and new stocking locations, partially offset by the sale of the Vycom business and weaker end market demand in our Commercial segment. Net sales for the three months ended December 31, 2024 increased for our Residential segment by $49.0 million, or 22%, and decreased for our Commercial segment by $4.0 million, or 23%, respectively, as compared to the prior year period. The decrease in our Commercial segment was primarily due to the sale of the Vycom business. Vycom net sales were $3.3 million for the three months ended December 31, 2023.
Gross profit increased by $12.9 million to $103.6 million for the three months ended December 31, 2024, compared to $90.7 million for the three months ended December 31, 2023. Gross profit margin declined by 140 basis points to 36.3% for the three months ended December 31, 2024 compared to 37.7% for the three months ended December 31, 2023.
Adjusted Gross Profit increased by $12.2 million to $106.7 million for the three months ended December 31, 2024, compared to $94.5 million for the three months ended December 31, 2023.

Adjusted Gross Profit Margin declined by 190 basis points to 37.4% for the three months ended December 31, 2024 compared to 39.3% for the three months ended December 31, 2023.
Net income decreased by $7.0 million to $18.1 million, or $0.12 per share, for the three months ended December 31, 2024, compared to $25.1 million, or $0.17 per share, for the three months ended December 31, 2023 reflecting the impact from the Vycom divestiture gain on sale. Net profit margin declined 420 basis points to 6.3% for the three months ended December 31, 2024, as compared to net profit margin of 10.5% for the three months ended December 31, 2023.
Adjusted Net Income, which excludes the impact of the Vycom divestiture in the prior year, increased by $10.1 million to $25.1 million, or Adjusted Diluted EPS of $0.17 per share, for the three months ended December 31, 2024, compared to Adjusted Net Income of $15.0 million, or Adjusted Diluted EPS of $0.10 per share, for the three months ended December 31, 2023.
Adjusted EBITDA increased by $11.0 million to $65.9 million for the three months ended December 31, 2024, compared to Adjusted EBITDA of $54.9 million for the three months ended December 31, 2023. Adjusted EBITDA Margin expanded 30 basis points to 23.1% from 22.8% for the prior year period.

BALANCE SHEET, CASH FLOW and LIQUIDITY
As of December 31, 2024, AZEK had cash and cash equivalents of $148.1 million and approximately $372.7 million available for future borrowings under its Revolving Credit Facility. Total gross debt, including finance leases, as of December 31, 2024, was $534.2 million.
Net Cash Provided by Operating Activities for the three months ended December 31, 2024, increased by $29.9 million year-over-year to $13.6 million. Purchases of property, plant and equipment increased by $3.9 million year-over-year to $21.6 million, and AZEK also acquired a regional recycling facility as part of its strategy to expand its recycling network and capabilities. Free Cash Flow for the three months ended December 31, 2024, improved by $25.9 million year-over-year to $(8.0) million.

OUTLOOK
“We are encouraged by the start to our fiscal year with continued positive Residential sell-through growth and positive demand signals from digital metrics and customer surveys,” continued Mr. Singh. “We ended the quarter with channel inventory levels again conservatively below historical averages, and we continue to have ample manufacturing capacity to effectively service our customers. Given the first quarter performance, we are raising our full-year fiscal 2025 outlook. Our fiscal year 2025 planning assumptions continue to assume a relatively flat repair & remodel market and mid-single digit Residential sell-through growth for the remainder of the year, driven by AZEK-specific growth initiatives,” said Mr. Singh.
For the full-year fiscal 2025, AZEK now expects consolidated net sales in the range of $1.52 to $1.55 billion, representing an increase of approximately 5% to 8% year over year and from the prior planning assumption range of $1.51 to $1.54 billion. Adjusted EBITDA is now expected to be in the range of $403 to $418 million, representing an increase of 6% to 10% year over year and from the prior planning assumptions range of $400 to $415 million. Adjusted EBITDA Margin is expected to be in the range of 26.5% to 27.0%. Capital expenditures for fiscal year 2025 are expected to be in the range of $85 to $95 million.
AZEK expects Residential segment net sales in the range of $1.452 to $1.479 billion, representing approximately 6% to 8% year-over-year growth, and Segment Adjusted EBITDA in the range of $392 to

$405 million, representing approximately 7% to 11% year-over-year growth. Residential segment Adjusted EBITDA Margin is expected to be in the range of 27.0% to 27.4%. AZEK expects the Commercial segment’s Scranton Products business to deliver net sales in the range of $68 to $71 million, representing a 2% to 6% year-over-year decline, and Segment Adjusted EBITDA in the range of $11 to $13 million, representing an approximately 8% to 22% year-over-year decline. The Scranton Products business has experienced some material input cost pressure that is expected to be offset in the second half of fiscal year 2025. Commercial segment Adjusted EBITDA Margin is expected to be in the range of 16.0% to 18.0%.
For the second quarter of fiscal 2025, AZEK expects Residential segment net sales in the range of $422 to $432 million, representing an increase of 5% to 7% year-over-year growth, and Segment Adjusted EBITDA in the range of $114 to $118.5 million, representing an increase of 3% to 7% year over year. AZEK expects consolidated net sales between $437 to $448 million, representing approximately 4% to 7% year-over-year growth, and Adjusted EBITDA between $115 to $120 million, representing approximately 2% to 6% year-over-year growth.
“Our strategy combines disciplined short-term execution with long-term investments in innovation, capabilities, and talent. By building on our proven track record, we are positioning AZEK to lead in any environment. We remain excited about the opportunities ahead and are committed to both investing to strengthen our market leadership and delivering long-term double-digit net sales growth and our annual Adjusted EBITDA Margin target of 27.5%,” concluded Mr. Singh.

CONFERENCE CALL AND WEBSITE INFORMATION
AZEK will hold a conference call to discuss the results today, Tuesday, February 4, 2025, at 4:00 p.m. (CT). To access the live conference call, please register for the call in advance by visiting https://registrations.events/direct/Q4I1084072. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the AZEK’s website at investors.azekco.com/events-and-presentations/. AZEK uses its investor relations website at investors.azekco.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 770- 2030 or (609) 800-9909. The conference ID for the replay is 10840. The replay will be available until 11:59 p.m. (CT) on February 18, 2025. In addition, an earnings presentation will be posted and available on the AZEK investor relations website prior to the conference call.

ABOUT THE AZEK® COMPANY
The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® Decking and Railing, Versatex® and AZEK® Trim, and StruXure® pergolas. Consistently awarded and recognized as the market leader in innovation, quality, aesthetics and sustainability, our products are made from up to 85% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly, and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping hundreds of millions of pounds of waste and scrap out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Most Responsible Companies by Newsweek, a Top Workplace by the Chicago Tribune and U.S. News and World Report, one of TIME’s World’s Best Companies in Sustainable Growth for 2025, and celebrated in Fast Company’s 2024 Brands That Matter list, where TimberTech was highlighted as a benchmark brand. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan, Minnesota and Texas. For additional information, please visit azekco.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements within the meaning of applicable securities laws. All statements other than statements of historical facts, including statements regarding future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "expect," "objective," "plan," "potential," "seek," "grow," "target," "if," or the negative of these terms and similar expressions. Projected financial information and performance, including our guidance and outlook as well as statements about our future growth and margin expansion goals and factors, assumptions and variables underlying these projections and goals, are forward-looking statements. Other forward-looking statements may include, without limitation, statements with respect to our ability to meet the future targets and goals we establish, including our sustainability-related targets and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, and our communities; statements about our future expansion plans, capital investments, capacity targets and other future strategic initiatives; statements about any stock repurchase plans; statements about potential new products and product innovation; statements regarding the potential impact of global events; statements about future pricing for our products or our raw materials and our ability to offset increases to our raw material costs and other inflationary pressures; statements about the markets in which we operate and the economy more generally, including inflation and interest rates, supply and demand balance, growth of our various markets and growth in the use of engineered products as well as our ability to share in such growth; statements about our production levels; and all other statements with respect to our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Reports on Form 10-K and Form 10-K/A, Quarterly Reports on Form 10-Q and in our other filings with the U.S. Securities and Exchange Commission. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially and adversely from those contained in any forward-looking statements we may make. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect and should not place undue reliance on forward-looking statements.
These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release, except as required by law.

NON-GAAP FINANCIAL MEASURES
To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance and liquidity from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance and liquidity over multiple periods with other companies in our industry.
•Adjusted Gross Profit: Defined as gross profit before amortization, acquisition costs and certain other costs. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.
•Adjusted Net Income: Defined as net income (loss) before amortization, share-based compensation costs, acquisition and divestiture costs, initial public offering and secondary offering costs and certain other items of expense and income.
•Adjusted Diluted EPS: Defined as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.
•Adjusted EBITDA: Defined as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales.
•Adjusted SG&A: Defined as selling, general and administrative expenses before amortization, share-based compensation costs, acquisition and divestiture costs and certain other costs.
•Net Leverage: Equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA.
•Free Cash Flow: Defined as net cash provided by (used in) operating activities less purchases of property, plant and equipment.
In addition, we provide Adjusted Net Sales excluding Vycom, which is a non-GAAP measure that we define as Consolidated Net Sales excluding the impact from the divested Vycom business. We believe Adjusted Net Sales excluding Vycom is useful to investors because it reflects the ongoing trends in our business following the divestiture of Vycom.
These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. See the accompanying earnings tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.
Segment Adjusted EBITDA
Depending on certain circumstances, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin,

which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin represent measures of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin are determined, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations” set forth in Part II, Item 7 of our Annual Report on Form 10-K for fiscal 2024 and our Consolidated Financial Statements and related notes included therein.

The AZEK Company Inc.
Consolidated Balance Sheets
(In thousands of U.S. dollars, except for share and per share amounts)

	December 31, 2024	September 30, 2024
ASSETS:
Current assets:
Cash and cash equivalents	$148,134	$164,025
Trade receivables, net of allowances	33,680	49,922
Inventories	256,755	223,682
Prepaid expenses	17,021	9,876
Other current assets	22,565	23,872
Total current assets	478,155	471,377
Property, plant and equipment - net	459,660	462,201
Goodwill	973,950	967,816
Intangible assets - net	146,295	154,518
Other assets	115,514	111,799
Total assets	$2,173,574	$2,167,711
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$47,725	$57,909
Accrued rebates	72,592	68,211
Current portion of long-term debt obligations	3,300	3,300
Accrued expenses and other liabilities	62,867	87,618
Total current liabilities	186,484	217,038
Deferred income taxes	42,518	42,342
Long-term debt—less current portion	428,819	429,668
Other non-current liabilities	128,112	121,798
Total liabilities	785,933	810,846
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued or outstanding at December 31, 2024 and September 30, 2024, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 157,849,527 shares issued at December 31, 2024 and 157,148,821 shares issued at September 30, 2024, respectively	158	157
Class B common stock, $0.001 par value; 100,000,000 shares authorized and no shares issued or outstanding at December 31, 2024 and at September 30, 2024, respectively	—	—
Additional paid‑in capital	1,714,191	1,694,066
Retained earnings (accumulated deficit)	107,126	89,002
Accumulated other comprehensive income (loss)	(566)	(1,682)
Treasury stock, at cost, 14,294,005 and 14,134,558 shares at December 31, 2024 and September 30, 2024, respectively	(433,268)	(424,678)
Total stockholders' equity	1,387,641	1,356,865
Total liabilities and stockholders' equity	$2,173,574	$2,167,711

The AZEK Company Inc.
Consolidated Statements of Comprehensive Income
(In thousands of U.S. dollars, except for share and per share amounts)

	Three Months Ended December 31,
in thousands	2024	2023
Net sales	$285,429	$240,444
Cost of sales	181,878	149,794
Gross profit	103,551	90,650
Selling, general and administrative expenses	74,887	77,246
Loss on disposal of property, plant and equipment	1,414	2,185
Operating income	27,250	11,219
Other income and expenses:
Interest expense, net	7,663	7,910
Gain on sale of business	—	(38,515)
Total other (income) and expenses	7,663	(30,605)
Income before income taxes	19,587	41,824
Income tax expense	1,463	16,676
Net income	$18,124	$25,148
Other comprehensive income (loss):
Unrealized gain (loss) due to change in fair value of derivatives, net of tax	$1,116	$(3,095)
Total other comprehensive income (loss)	1,116	(3,095)
Comprehensive income	$19,240	$22,053

Net income per common share:
Basic	$0.13	$0.17
Diluted	0.12	0.17

Weighted-average common shares outstanding:
Basic	143,345,740	147,297,662
Diluted	145,380,814	148,876,282

The AZEK Company Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Three Months Ended December 31,
	2024	2023
Operating activities:
Net income	$18,124	$25,148
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation	24,332	21,773
Amortization of intangibles	8,723	10,164
Non-cash interest expense	406	412
Non-cash lease expense	2	(48)
Deferred income tax benefit	(193)	(8,192)
Non-cash compensation expense	4,890	8,422
Loss on disposition of property, plant and equipment	1,414	2,185
Gain on sale of business	—	(38,515)
Changes in certain assets and liabilities:
Trade receivables	16,242	21,151
Inventories	(33,073)	(61,344)
Prepaid expenses and other currents assets	(5,838)	(1,920)
Accounts payable	(5,515)	(9,319)
Accrued expenses and interest	(17,770)	15,125
Other assets and liabilities	1,821	(1,330)
Net cash provided by (used in) operating activities	13,565	(16,288)
Investing activities:
Purchases of property, plant and equipment	(21,596)	(17,681)
Proceeds from disposition of fixed assets	254	122
Divestiture, net of cash disposed	—	133,089
Acquisitions, net of cash acquired	(11,000)	—
Net cash provided by (used in) investing activities	(32,342)	115,530
Financing activities:
Payments on 2024 Term Loan Facility	(1,100)	—
Payments on Term Loan Agreement	—	(1,500)
Principal payments of finance lease obligations	(865)	(713)
Exercise of vested stock options	11,672	3,238
Cash paid for shares withheld for taxes	(4,941)	(3,822)
Purchases of treasury stock	—	(100,000)
Excise taxes for share repurchase	(1,880)	—
Net cash provided by (used in) financing activities	2,886	(102,797)
Net increase in cash and cash equivalents	(15,891)	(3,555)
Cash and cash equivalents – Beginning of period	164,025	278,314
Cash and cash equivalents – End of period	$148,134	$274,759
Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$8,907	$11,403
Cash paid for income taxes, net	613	1,351
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$4,825	$2,603
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	7,090	2,460

Segment Results from Operations
Residential Segment
The following table summarizes certain financial information relating to the Residential segment results that have been derived from our unaudited Consolidated Financial Statements for the three months ended December 31, 2024 and 2023.

	Three Months Ended December 31,
(U.S. dollars in thousands)	2024	2023	$ Variance	% Variance
Net sales	$271,999	$223,000	$48,999	22.0%
Segment Adjusted EBITDA	64,380	51,979	12,401	23.9%
Segment Adjusted EBITDA Margin	23.7%	23.3%	N/A	N/A

Commercial Segment
The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our unaudited Consolidated Financial Statements for the three months ended December 31, 2024 and 2023.

	Three Months Ended December 31,
(U.S. dollars in thousands)	2024	2023	$ Variance	% Variance
Net sales	$13,430	$17,444	$(4,014)	(23.0)%
Segment Adjusted EBITDA	1,488	2,905	(1,417)	(48.8)%
Segment Adjusted EBITDA Margin	11.1%	16.7%	N/A	N/A

Adjusted Net Sales Excluding Vycom Reconciliation

	Three Months Ended December 31,
(U.S. dollars in thousands)	2024	2023
Net sales	$285,429	$240,444
Impact from sale of Vycom business	—	(3,319)
Adjusted net sales excluding Vycom	$285,429	$237,125

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended December 31,
(U.S. dollars in thousands)	2024	2023
Net Income	$18,124	$25,148
Interest expense, net	7,663	7,910
Depreciation and amortization	33,055	31,937
Income tax expense	1,463	16,676
Stock-based compensation costs	4,890	8,468
Acquisition and divestiture costs(1)	149	492
Gain on sale of business(2)	—	(38,515)
Other costs(3)	524	2,768
Total adjustments	47,744	29,736
Adjusted EBITDA	$65,868	$54,884

	Three Months Ended December 31,
	2024	2023
Net Profit Margin	6.3%	10.5%
Interest expense, net	2.7%	3.3%
Depreciation and amortization	11.6%	13.2%
Income tax expense	0.5%	6.9%
Stock-based compensation costs	1.7%	3.5%
Acquisition and divestiture costs	0.1%	0.2%
Gain on sale of business	—%	(16.0)%
Other costs	0.2%	1.2%
Total adjustments	16.8%	12.3%
Adjusted EBITDA Margin	23.1%	22.8%

(1)Acquisition and divestiture costs reflect costs related to acquisitions of $0.1 million in the three months ended December 31, 2024, and costs related to divestitures of $0.5 million in the three months ended December 31, 2023.
(2)Gain on sale of business relates to the sale of the Vycom business.
(3)Other costs include costs related to the restatement of AZEK’s consolidated financial statements and condensed consolidated interim financial information for each of the quarters within fiscal years ended September 30, 2023 and 2022, and for the fiscal quarter ended December 31, 2023 (the “Restatement”) of $0.2 million in the three months ended December 31, 2024, costs related to the removal of dispensable equipment resulting from a modification of the Company's manufacturing process of $2.4 million in the three months ended December 31, 2023, reduction in workforce costs of $0.3 million in the three months ended December 31, 2023, costs for legal expenses of $0.1 million in the three months ended December 31, 2023, and other costs of $0.3 million for the three months ended December 31, 2024.

Adjusted Gross Profit Reconciliation

	Three Months Ended December 31,
(U.S. dollars in thousands)	2024	2023
Gross Profit	$103,551	$90,650
Amortization	3,132	3,869
Adjusted Gross Profit	$106,683	$94,519

	Three Months Ended December 31,
	2024	2023
Gross Margin	36.3%	37.7%
Amortization	1.1%	1.6%
Adjusted Gross Profit Margin	37.4%	39.3%

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended December 31,
(U.S. dollars in thousands, except per share amounts)	2024	2023
Net Income	$18,124	$25,148
Amortization	8,723	10,164
Stock-based compensation costs(1)	90	2,925
Acquisition and divestiture costs(2)	149	492
Gain on sale of business(3)	—	(38,515)
Other costs(4)	524	2,768
Tax impact of adjustments(5)	(2,514)	12,049
Adjusted Net Income	$25,096	$15,031

	Three Months Ended December 31,
	2024	2023
Net Income	$0.12	$0.17
Amortization	0.07	0.07
Stock-based compensation costs	—	0.02
Acquisition and divestiture costs	—	—
Gain on sale of business	—	(0.26)
Other costs	—	0.02
Tax impact of adjustments	(0.02)	0.08
Adjusted Diluted EPS(6)	$0.17	$0.10

(1)Stock-based compensation costs reflect expenses related to our initial public offering. Expenses related to our recurring awards granted each fiscal year are excluded from the Adjusted Net Income reconciliation.
(2)Acquisition and divestiture costs reflect costs related to acquisitions of $0.1 million in the three months ended December 31, 2024, and costs related to divestitures of $0.5 million in the three months ended December 31, 2023.
(3)Gain on sale of business relates to the sale of the Vycom business.
(4)Other costs include costs related to the Restatement of $0.2 million in the three months ended December 31, 2024, costs related to the removal of dispensable equipment resulting from a modification of the Company's manufacturing process of $2.4 million in the three months ended December 31, 2023, reduction in workforce costs of $0.3 million in the three months ended December 31, 2023, costs for legal expenses of $0.1 million in the three months ended December 31, 2023, and other costs of $0.3 million for the three months ended December 31, 2024.
(5)Tax impact of adjustments, except for gain on sale of business, are based on applying a combined U.S. federal and state statutory tax rate of 26.5% for the three months ended December 31, 2024 and 2023, respectively. Tax impact of adjustment for gain on sale of business is based on applying a combined U.S. federal and state statutory tax rate of 42.1% for the three months ended December 31, 2023.
(6)Weighted average common shares outstanding used in computing diluted net income per common share of 145,380,814 and 148,876,282 for the three months ended December 31, 2024 and 2023, respectively.

Adjusted SG&A

	Three Months Ended December 31,
	2024	2023
SG&A	$74,887	$77,246
Amortization	5,591	6,295
Share-based compensation costs	4,890	8,468
Acquisition and divestiture costs(1)	149	492
Other costs(2)	524	349
Adjusted SG&A	$63,733	$61,642

(1)Acquisition and divestiture costs reflect costs related to acquisitions of $0.1 million in the three months ended December 31, 2024, and costs related to divestitures of $0.5 million in the three months ended December 31, 2023.
(2)Other costs include costs related to the Restatement of $0.2 million in the three months ended December 31, 2024, reduction in workforce costs of $0.3 million in the three months ended December 31, 2023, costs for legal expenses of $0.1 million in the three months ended December 31, 2023, and other costs of $0.3 million for the three months ended December 31, 2024.

Free Cash Flow Reconciliation

	Three Months Ended December 31,
(U.S. dollars in thousands)	2024	2023
Net cash provided by (used in) operating activities	$13,565	$(16,288)
Less: Purchases of property, plant and equipment	(21,596)	(17,681)
Free Cash Flow	$(8,031)	$(33,969)
Net cash provided by (used in) investing activities	$(32,342)	$115,530
Net cash provided by (used in) financing activities	$2,886	$(102,797)

Net Leverage Reconciliation

Twelve Months Ended December 31,
(In thousands)	2024
Net income	$146,355
Interest expense, net	40,006
Depreciation and amortization	130,160
Income tax expense	40,932
Stock-based compensation costs	22,257
Acquisition and divestiture costs	941
Loss on sale of business	827
Other costs	8,847
Total adjustments	243,970
Adjusted EBITDA	$390,325
Long-term debt — less current portion	$428,819
Current portion	3,300
Unamortized deferred financing fees	2,955
Unamortized original issue discount	3,826
Finance leases	95,334
Gross debt	$534,234
Cash and cash equivalents	(148,134)
Net debt	$386,100
Net leverage	1.0x

OUTLOOK

We have not reconciled either of Adjusted EBITDA or Adjusted EBITDA Margin guidance to its most comparable GAAP measure as a result of the uncertainty regarding and the potential variability of, reconciling items such as the costs of acquisitions, which are a core part of our ongoing business strategy, and other costs. Such reconciling items that impact Adjusted EBITDA and Adjusted EBITDA Margin have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of each of Adjusted EBITDA and Adjusted EBITDA Margin to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA and Adjusted EBITDA Margin guidance and future GAAP results.

Investor Relations Contact:
Eric Robinson
312-809-1093
ir@azekco.com

Media Contact:
Amanda Cimaglia
312-809-1093
media@azekco.com

Source: The AZEK Company Inc.